Exhibit 10.1

EASTGROUP PROPERTIES, INC.
2013 EQUITY INCENTIVE PLAN

1. Introduction.

EastGroup Properties, Inc., (the “Company”) establishes the EastGroup Properties, Inc. 2013 Equity Incentive Plan (the “Plan”), effective May 29, 2013 as amended and restated as of March 3, 2017.

2. Purposes.

The purposes of the Plan are to provide incentive for Employees and Directors to exert their best efforts on behalf of the Company, and to further the identity of the interests of Employees and Directors with those of the Company’s shareholders by encouraging Employees’ and Directors’ ownership of Shares in the Company. To serve these purposes the Plan offers equity-based incentive awards.

3. Definitions.

As used in this Plan:

(a) “Award Agreement” means a written agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms of an award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.

(b) “Board of Directors” or “Board” means the Board of Directors of the Company.

(c) “Cause” has the meaning given in Section 13(b).

(d) “Change in Control” has the meaning given in Section 13(b).

(e) “Committee” means a committee of the Board of Directors of the Company designated by the Board, which committee shall be composed of those members of the Compensation Committee of the Board of Directors who are non-employee directors as that term is defined under Securities and Exchange Commission Rule 16b-3 and outside directors as that term is defined for the purposes of the Internal Revenue Code section 162(m), provided that, should there be fewer than two members of the Compensation Committee who are both non-employee directors and outside directors, the Committee shall be composed of two or more members of the Board of Directors designated by the Board who are non-employee directors and outside directors, including anyone who is a member of the Compensation Committee.

(f) “Common Shares” or “Shares” means the shares of common stock, $0.0001 par value per Share, of the Company.

(g) “Director” means a member of the Board of Directors of the Company.

(h) “Employee” means an employee of the Company or a Subsidiary.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j) “Fair Market Value” of a Common Share means, on a given date, (i) if the Common Shares are traded in the over-the-counter market, the mean between the closing bid and asked prices of a Share on that date, or, if no prices are so quoted on that date, on the next preceding date on which such prices are so quoted, or, (ii) if the Common Shares are traded on a national securities exchange, the closing price of a Share as reported on such exchange on that date, or, if no prices are so reported on that date, on the next preceding date on which such prices are so reported; provided, however, in either case, that if Shares shall not have been publicly traded for more than ten days immediately preceding such date, then the Fair Market Value of a Share shall be determined by the Committee in such manner as it may find appropriate.

(k) “Good Reason” has the meaning given in Section 13(b).

(l) “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m) “Misconduct” means conduct of a Participant that, in the Committee’s judgment, constitutes:

(i) a commission of an act of theft, embezzlement, fraud, dishonesty, or other criminal act, harmful to the Company or a Subsidiary,

(ii) a breach of a fiduciary duty owed to the Company or a Subsidiary,

(iii) a deliberate and serious disregard of rules of the Company or a Subsidiary,

(iv) an unauthorized disclosure of any of the trade secrets or confidential information of the Company or a Subsidiary, or

(v) competition with the Company or a Subsidiary.

(n) “Participant” means an Employee or Director who holds an outstanding award under the Plan.

(o) “Performance Goal” means an objective test of performance based on one or more of the following criteria: revenue; earnings; net earnings; operating earnings; earnings before taxes; earnings before income tax expense, interest expense, and depreciation and amortization expense (“EBITDA”); earnings per Share; stock price; costs; return on equity; return on assets; assets management; asset quality; asset growth; budget achievement; net operating income (“NOI”); average occupancy; year-end occupancy; funds from operations (“FFO”); adjusted funds from operations (“AFFO”); funds available for distribution (“FAD”); dividend or FAD payment; total shareholder return on an absolute basis or a relative basis measured against comparable peers or a real estate index; leverage ratios; capital expenditures; customer satisfaction survey results; property operating expense savings; design, development, permitting, or other progress on designated properties; third-party fee generation; leasing goals; goals relating to acquisitions or divestitures, targeted financing, or capital market objectives; lease retention; liability management; credit management; certain levels of operating expense; growth in assets, unit volume, revenue, sales, or market share; or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, or cost targets. Performance Goals may differ from Participant to Participant and award to award and may be established for the Company as a whole, on a per Share basis, or for the Company’s various properties, groups, divisions, or Subsidiaries, or a combination of them. Performance Goals may be based on absolute performance or on performance relative to performance of unrelated businesses specified by the Committee, on other external measures of the selected performance criteria, or on comparison to any prior period or to budget or target. All calculations and financial accounting matters relevant to this Plan and to which GAAP applies shall be determined in accordance with GAAP as in effect on the date of an award, except as otherwise specified by the Committee. For example, the Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations, debt prepayment penalties, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, or nonrecurring gains or loss.

(p) “Permanent Disability” means a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders an Employee incapable of performing that Employee’s duties with the Company. A determination of disability shall be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of Restricted Share Units or other awards or amounts that are deferred compensation subject to Code section 409A, a Participant shall be considered to have a “Permanent Disability” only if the Participant is “disabled” within the meaning of Code section 409A or the regulations issued under that section.

(q) “Restricted Period” means the period described in Section 8(b)(i) or Section 9(b)(i).

(r) “Restricted Share” means an award granted pursuant to Section 8.

(s) “Restricted Share Unit” or “RSU” means an award granted pursuant to Section 9.

(t) “Retirement” means the termination of a Participant’s employment with the Company and its Subsidiaries after the Participant has attained age 65, or after the Participant has attained age 55 and completed at least six years of employment.

(u) “Subsidiary” means a corporation, partnership, joint venture, or other entity in which the Company has an equity, profit, or voting interest of at least 50 percent.

4. Administration.

The Committee shall administer the Plan. The Committee shall have all the powers and authority vested in it by the terms of the Plan. The Committee shall have full power and authority to interpret the Plan and Award Agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee in its discretion deems desirable. The Committee shall have complete discretion in the exercise of its powers and authority under the Plan, and the Committee’s interpretations, determinations, and decisions in the administration of the Plan shall be final and conclusive. The Committee may act only by a majority of its members in office, except that:

(a) The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(b) The Committee may delegate ministerial duties and authority to interpret the Plan and respond to claims to an officer of the Company. The Committee may not delegate authority with respect to (i) nonministerial actions affecting Participants subject to the reporting requirements of the Exchange Act, (ii) nonministerial actions with respect to awards intended to qualify for the performance based exception under Code section 162(m), or (iii) the certification of the satisfaction of Performance Goals.

(c) The Committee may delegate to the Chief Executive Officer or his or her delegate some or all of the Committee’s discretion and authority with respect to the granting of specified forms of awards and with respect to the granting of awards to specified categories of Employees, subject to paragraph (b) above and to any limits the Committee may provide. By way of example, the Committee may delegate to the Chief Executive Officer discretion and authority to determine when and under what terms the Company shall grant awards Units to newly-hired or newly-promoted officers, and the Committee may provide limits on the form and number of such awards.

No Committee member and no delegate of the Committee shall be liable for any determination made in good faith with respect to the Plan, an award, or a Participant.

5. Shares Subject to Plan and Limits on Awards.

(a) Share Available. Subject to adjustment pursuant to Section 12, the maximum number of Common Shares with respect to which awards may be granted under the Plan is 2,000,000.

(b) Limits on Awards. Subject to adjustment pursuant to Section 12, the following additional limits shall apply to awards under the Plan:

(i) The aggregate number of Common Shares that may be made subject to Restricted Share and Restricted Share Unit awards granted under the Plan to any individual Participant during any one calendar year may not exceed 100,000.

(ii) The aggregate number of Common Shares that may be made subject to awards granted under the Plan to any individual Participant during any one calendar year may not exceed 100,000.

This limit shall apply regardless of whether awards are to be or may be paid in cash rather than Shares.

(c) Cancellation or Expiration of Awards; Payment in Common Shares.

(i) General. If all or a portion of an award under the Plan is cancelled or expires for any reason before having been fully vested, is settled in cash in lieu of Common Shares, or is exchanged for other awards, all Common Shares covered by the portion of any such award that is cancelled or expires, is settled in cash, or is exchanged for other awards shall again become available for award under the Plan.

(ii) Payments in Shares. Common Shares tendered or withheld to satisfy the Company’s tax withholding obligation shall again become available for award under the Plan; provided, however, that for purposes of this Section 5(c)(ii), only those Common Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld to satisfy the tax withholding obligations related to an Award will become available for future award under the Plan (that is, the number of Common Shares that could have been withheld by the Company prior to the effectiveness of the amendments to FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended by FASB Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, to avoid adverse financial accounting consequences with respect to any such tax withholding relating to an Award).

6. Eligibility.

Employees and Directors shall be eligible to receive awards under the Plan, provided that no Employee or Director shall be entitled to an award except as determined by the Committee or as provided by any Independent Director Compensation Policy described in Section 11.

7. Awards.

(a) Types of Awards. Awards under the Plan may be in the form of: Restricted Shares, Restricted Share Units, and other Share based awards (as described in Section 10).

(b) Award Agreements. The Committee shall set forth the terms of each award in an Award Agreement. An Award Agreement may contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the award.

(c) Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive awards, the type, form, amount, and timing of awards, and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.

(d) Qualification for Section 162(m) Exception.

(i) Committee’s Certification of Satisfaction of Performance Goals. If the exercisability, payment, or vesting of an award is conditioned upon the satisfaction of Performance Goals, and the award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the condition shall not be considered satisfied, and the award shall not be exercisable, payable, or vest, as applicable, unless the Committee certifies that the Performance Goal has been satisfied.

(ii) Satisfaction of Other Requirements. To the extent an award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the Committee shall make such provisions in Award Agreements and follow such procedures as may be required to satisfy the conditions of the exception. By way of example, the Committee shall establish any Performance Goal associated with such an award by the time within the performance period required for such exception, and the payment terms for such an award shall conform to the requirements of the exception.

(e) Discretion. The Committee shall have no discretion to increase the amount of an outstanding award but may reserve discretion to decrease the amount of an outstanding award or the extent to which it is exercisable or payable.

(f) Provisions Governing All Awards. All awards shall be subject to the following provisions:

(i) Transferability. An award shall not be transferable other than by will or the laws of descent and distribution. During the lifetime of the Participant awards requiring exercise shall be exercisable only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.

(ii) Employment Rights. Neither the adoption of the Plan nor the grant of an award shall confer on a Participant the right to continue employment with the Company or a Subsidiary, nor shall it interfere with the right of the Company or a Subsidiary to terminate a Participant’s employment at any time for any reason, with or without cause.

(iii) Section 83(b) Election. No Participant may make an election under Code section 83(b) with respect to any award under the Plan without the consent of the Committee, which the Committee may grant or withhold in its sole discretion. If, with the consent of the Committee, a Participant makes an election under Code section 83(b) to be taxed with respect to an award as of the date of transfer of the award rather than as of the date or dates upon which the award would otherwise be taxable under Code section 83(a), the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

(g) Misconduct. Should the Committee determine that a Participant has committed Misconduct, the Participant shall forfeit all rights under outstanding awards and all further benefits under or attributable to the Plan, so neither the Participant nor his or her estate or successors shall be entitled to become vested in Restricted Shares and Restricted Share Units, be paid any Shares or amounts remaining to be paid upon settlement of an award or due under a deferred payment arrangement with respect to an award, or otherwise be entitled to any further benefit under or attributable to the Plan. Before making such a determination, the Committee shall give the Participant a reasonable opportunity to be heard.

(h) Recoupment of Awards. The Committee may provide in an Award Agreement or in a policy applicable to an award under this Plan that, under conditions specified in the Award Agreement or policy, the Participant shall forfeit all rights under the award and all further benefits under or attributable to the award or the Plan, and the Participant shall be obliged to pay back or return to the Company amounts or Shares previously paid, distributed, or vested under the award, including dividends and dividend equivalents. Such conditions may include, by way of illustration and not by way of limitation, the occurrence of an error in financial statements that results in the payment of a greater amount of performance-based compensation than would have been paid based on correct financial statements. This paragraph and Paragraph 7(g) shall be construed independently of each other; one shall not limit the application of the other.

8. Restricted Shares.

(a) Grant of Restricted Shares. The Company shall grant Restricted Shares to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Shares. The Award Agreement for a grant of Restricted Shares shall set forth such terms, conditions, restrictions, and limits on the Restricted Shares as the Committee shall determine and as are consistent with the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment or service for a specified period, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”. If the only vesting condition to be satisfied is the continuance of the Participant’s employment or service, the Restricted Period shall not be shorter than three years, provided that the award may vest ratably over that period.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (vi), the Participant’s interest in the Restricted Shares shall become vested to the extent provided in the Award Agreement. The restrictions applicable to those vested Restricted Shares shall lapse at that time, and the Company shall deliver a certificate for those vested Shares to the Participant or the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be, free of all restrictions, subject to the satisfaction of the Company’s withholding obligations as described in Section 18(c).

(iii) Forfeiture. Except as provided by the Committee in accordance with paragraph (vi), the Participant shall forfeit Restricted Shares upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Shares shall automatically revert to the Company.

(iv) Retention of Certificate. The Company shall issue, for the benefit of the Participant, the number of Common Shares subject to a Restricted Shares award, but the Company shall retain custody of any certificate for such Shares during the Restricted Period.

(v) Voting and Dividend Rights. Unless otherwise provided by the Committee in the Award Agreement, the Participant to whom Restricted Shares have been granted shall be entitled, during the Restricted Period, to vote those Shares and to receive the dividends payable with respect to those Shares. If the vesting of an award is conditioned on the satisfaction of a Performance Goal or other performance-related condition, the Committee shall provide in the Award Agreement that no dividends shall be payable with respect to the Restricted Shares during the Restricted Period, but the Committee may make provision for dividend equivalents under Paragraph 10(b)(vii).

(vi) Death or Disability; Termination Without Cause. The Committee may provide that upon the termination of the Participant’s employment or service during the Restricted Period by reason of death or Permanent Disability or by the Company without Cause, the conditions and restrictions on all or a portion of the Restricted Shares shall lapse and the Participant’s interest in those Shares shall become vested.

(vii) Dividend Equivalents. The Committee may provide in the Award Agreement that the Participant shall receive, rather than the dividends payable with respect to specified Restricted Shares, a credit equivalent to the amount of such dividends, which shall be payable to the Participant only if the Participant’s interest in the specified Restricted Shares becomes vested; if the Employee forfeits the specified Restricted Shares, the Employee shall simultaneously forfeit the dividend equivalents attributable to such Restricted Shares. The Award Agreement shall specify the time for payment of dividend equivalents, which shall not be later than March 15th following the calendar year in which the Restricted Shares to which the dividend equivalents are attributable become vested, subject to Section 18(b) with respect to deferrals. Section 9(c)(ii) and (iii) shall apply to dividend equivalents under Restricted Shares as well as under Restricted Share Units.

9. Restricted Share Units.

(a) Grant of Restricted Share Units. A Restricted Share Unit shall entitle a Participant to a Share, the Fair Market Value of a Share in cash, or a combination of the two, at a future date, subject to the satisfaction of any terms and conditions specified by the Committee. The Company shall grant Restricted Share Units to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Share Units. The Award Agreement for Restricted Share Units shall set forth such terms, conditions, restrictions, and limits on the Units as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share Unit award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment or service for a specified period, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”. If the only vesting condition to be satisfied is the continuance of the Participant’s employment or service, the Restricted Period shall not be shorter than three years, provided that the award may vest ratably over that period.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (v), the Participant’s interest in the Restricted Share Units shall become vested to the extent provided in the Award Agreement.

(iii) Forfeiture. Except as provided by the Committee in accordance with paragraph (v), the Participant shall forfeit Restricted Share Units upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Share Units shall automatically revert to the Company.

(iv) No Dividends or Voting Rights. A Restricted Share Unit shall carry with it no voting or dividend or other rights associated with Common Share ownership.

(v) Death or Disability; Termination Without Cause; Retirement. The Committee may provide that upon the Participant’s Retirement, or the termination of the Participant’s employment or service during the Restricted Period by reason of death or Permanent Disability or by the Company without Cause, the conditions and restrictions on all or a portion of the Restricted Share Units shall lapse and the Restricted Period with respect to those Units shall expire.

(vi) Dividend Equivalents. Notwithstanding paragraph (iv), the Committee may but need not provide that a bookkeeping account established for a Participant shall be credited with an amount equivalent to the amount of dividends that would be payable with respect to a number of Shares equal to the number of Restricted Share Units awarded to the Participant. The Committee may provide for the crediting of interest on any dividend equivalents credited to a Participant’s account or may provide that the dividend equivalent credit be adjusted for hypothetical investment experience in such manner as the Committee may determine. If the Participant forfeits his or her interest in a Restricted Share Unit, the Participant shall simultaneously forfeit any dividend equivalents (as adjusted) attributable to those Restricted Share Units.

(c) Payment of Vested Restricted Share Units.

(i) Payment of vested Restricted Share Units and other amounts credited to a Participant’s account shall be made at such time or times after the expiration of the Restricted Period as the Committee may establish. The Committee may but need not provide that a Participant may elect to defer payment until such time or times as the Committee may allow. The Committee may provide for payments in lump sums or installments or both. The Committee shall establish procedures for its establishment of the time of payment and for the form and timing of a Participant’s deferral and payment elections. All elections shall conform to the Committee’s procedures. The Committee’s procedures shall conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of compensation in gross income.

(ii) The Company shall not establish any special fund with respect to a Participant’s account. Any credit entries made to a Participant’s account shall constitute a mere promise by the Company to make payments to the Participant, subject to and in accordance with the Plan, from the general assets of the Company, when the payments become due.

(iii) To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10. Other Awards. The Committee may determine, subject to the terms of the Plan, that the Company shall grant awards that are not described in Section 8 or 9, but that provide for the issuance of Common Shares, or that are denominated in or measured by the Fair Market Value of a Share, or that provide for payment in the form of Shares rather than cash under any Company compensation, bonus, or incentive program. The Committee shall determine the terms and conditions of any such other awards and the Participants to whom and the numbers in which such other awards shall be granted. The Committee may condition the exercisability, vesting, and payment of such other awards upon the satisfaction of Performance Goals.

11. Awards to Independent Directors. Notwithstanding any other provision of the Plan, the grant of any award to a Director who is not also an Employee (an “Independent Director”) shall be made by the Board only pursuant to a written nondiscretionary formula established by the Board (an “Independent Director Compensation Policy”). An Independent Director Compensation Policy shall set forth the type of awards to be granted to Independent Directors, the number of Shares to be subject to Independent Director awards, the conditions on which such awards shall be granted, become exercisable, payable, and expire, and such other terms and conditions as the Board determines in its discretion. Awards granted to Independent Directors shall be subject to all of the limits set forth in this Plan.

12. Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for awards under Section 5, in the number of Shares subject to outstanding awards, and in the limits on awards and the issuance of Shares set forth in Section 5, as determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants, provided, however, that the number of Shares subject to an award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding awards.

Except as expressly provided in this Section, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to awards previously granted.

13. Change in Control.

(a) Impact of Event. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the provisions of this Section 13 shall apply:

(i) If and to the extent that outstanding awards under the Plan (A) are continued or assumed by the successor corporation (or an affiliate of the successor) or continued or (B) are replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the awards, then all such awards or such substitutes for them shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 13(a)(v).

(ii) If and to the extent that outstanding awards under the Plan are not continued, assumed, or replaced in accordance with Section 13(a)(i), then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such awards:  the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Share Units, and other Share-based Awards, including vesting requirements, shall immediately lapse, and any Performance Goals relevant to such awards shall be deemed to have been achieved at the target performance level; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Share Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest date permissible under Code section 409A.

(iii) However, unless the Change in Control is a change in the ownership or effective control or of ownership of a substantial portion of the assets of the Company (within the meaning of Code section 409A), a Change in Control shall not accelerate the time of payment of Restricted Share Units and other awards and amounts payable under the Plan that are deferred compensation subject to Code section 409A.

(iv) If and to the extent that outstanding awards under the Plan are not continued, assumed, or replaced in accordance with Section 13(a)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 13(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding awards at the time of the Change in Control in which case a payment of cash, property, or a combination of cash and property shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities for such awards.

(v) If and to the extent that (A) outstanding awards are continued, assumed, or replaced in accordance with Section 13(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 13(a)(ii) above shall apply to all assumed or replaced awards of such Participant then outstanding.

(b) Definitions.

(i) For the purposes of this Plan, a “Change in Control” of the Company means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any “person” (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years, the following persons (the “Continuing Directors”) cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Company’s security holders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or (C) the consummation of a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation that is approved by a Board having a majority of its members persons who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; or (D) the security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) For the purposes of this Section 13, “Cause” means (A) the continued failure by the Participant to perform his or her material responsibilities and duties toward the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (B) the engaging by the Participant in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (C) the Participant’s conviction, entry of a plea of nolo contendere, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company, (iv) the commission or omission of any act by the Executive that constitutes on the part of the Executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the Executive that is injurious to the Company, its business, or its reputation; provided, however, that “Cause” shall not include the Executive’s lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “willful” or “reckless” only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(iii) For the purposes of this Section 13, “Good Reason” means:

(1) the assignment to the Participant after the Change in Control of any duties materially inconsistent with the Participant’s position (including status, offices, titles, and reporting requirements, authority, duties or responsibilities), or any other action that results in a material diminution in such position, authority, duties, or responsibilities;

(2) a material reduction by the Company in the Participant’s base salary in effect immediately before the Change in Control or as subsequently increased;

(3) a material reduction by the Company in the Participant’s annual bonus opportunity or in the target level for such bonus or in the level of the Participant’s long term equity incentive, as compared to such opportunity or level in effect immediately before the Change in Control; or

(4) the Company’s requiring the Participant, without the Participant’s written consent, to be based at any office or location materially distant from the Participant’s office location immediately before the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety days of the occurrence of such event or events and provided further that the Company shall have failed to remedy such act or omission within thirty days following its receipt of such notice. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason if the Participant actually terminates employment within fourteen days after the Company’s failure to timely remedy or, if earlier, prior to the second anniversary of the Change in Control.

14. Term of Plan. The Plan shall take effect on May 29, 2013. Unless terminated earlier by the Board of Directors, the Plan shall terminate on May 28, 2023, provided that awards outstanding on that date shall survive in accordance with their terms.

15. Amendment of Awards. The Committee may at any time unilaterally amend any outstanding award to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the Participant shall not be effective without the holder’s consent.

16. Amendment and Termination of Plan. The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time, provided no amendment may be made without stockholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange, or if such amendment would increase the Shares available under the Plan or the limits on award provided under Section 5, except as provided in Section 12.

17. Restrictions on Acceleration of Payment Date; Deferrals; Delay of Payment to Specified Employee.

(a) Acceleration or Deferral. Notwithstanding any contrary provision of Section 15 or 16, an action by the Board or Committee shall not accelerate or defer a payment of an award that is deferred compensation within the meaning of Code section 409A except as follows:

(i) An action may accelerate the payment of all or part of an award upon the following events: the termination and liquidation of the Plan or any other event the Commissioner of Internal Revenue may prescribe in generally applicable guidance under Code section 409A, provided, in any event, that the terms and conditions of the acceleration would not cause the Plan to fail to meet the requirements of section 409A and of any generally applicable guidance published by the Commissioner of Internal Revenue under section 409A for the deferral (until payment) of the inclusion of awards in gross income.

(ii) An action may defer a payment date for all or a part of an award under the following circumstances:

(1) The Board or Committee reasonably anticipates that, if an award were to be paid as scheduled, the Company’s deduction with respect to such payment would not be permitted under Code section 162(m), provided such scheduled payment is then made during the Participant’s first taxable year in which the Board or Committee reasonably anticipates that the Company’s deduction will not be barred by application of Code section 162(m).

(2) The Board or Committee reasonably anticipates that the payment of an award as scheduled will violate federal securities laws or other applicable law; provided that the scheduled payment is then made at the earliest date on which the Board or Committee reasonably determines that making the scheduled payment will not cause such a violation.

(3) Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance that the Board or Committee, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his or her individual circumstances, and further provided, in any event under this paragraph (ii), that the terms and conditions of the deferral would not cause the Plan to fail to meet the requirements of section 409A for the deferral (until payment) of the inclusion of awards in gross income.

(b) Delay of Payment to Specified Employee. If an award is payable to a Participant on account of separation from service (within the meaning of Code section 409A), and the Participant is a specified employee, the payment may not be made before the date that is six months after the Participant’s separation from service (or, if earlier, the Participant’s death). “Specified employee” means, with respect to the relevant 12-month period beginning on an April 1 and during which the Company remains publicly traded, a Participant who was a “key employee” within the meaning of Code section 416(i), without regard to section 416(i)(5), at any time during the calendar year preceding the applicable April 1.

18. Miscellaneous.

(a) Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. A designation shall automatically revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Committee or its delegate during the Participant’s lifetime. In the absence of any such designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate unless otherwise provided in the Award Agreement.

(b) Deferrals. Pursuant to the applicable requirements of Code section 409A, the Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or in connection with any other awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals in compliance with the requirements of Code section 409A.

(c) Satisfaction of Tax Liabilities.

(i) The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements with respect to the settlement or vesting of an award. The Company or a Subsidiary may require the payment of such taxes before Shares deliverable pursuant to such award are transferred to the holder of the award.

(ii) The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation with respect to an award to be settled in Shares, in whole or in part by (without limitation) (1) paying cash, (2) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or an amount up to the maximum statutory rate in a particular jurisdiction if that would not result in adverse financial accounting treatment as determined by the Company (and in particular in connection with the effectiveness of the amendments to FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended by FASB Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting), or (3) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The value of each Share withheld, or delivered, shall be the Fair Market Value of a Share on the date an award becomes taxable.

(d) No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary.

19. Restrictions on Issuance of Common Shares.

Should the Board of Directors determine that the listing, registration, or qualification of Common Shares upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the issuance or delivery of Common Shares under the Plan, no such Common Shares shall be issued or delivered unless such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Board of Directors.

The certificates representing Common Shares issued by the Company under the Plan may bear a legend describing any restrictions on resale of such Common Shares under applicable securities laws, and stop transfer orders with respect to such certificates may be entered on the Company’s stock transfer records.

20. Construction.

(a) In General. The Plan shall be construed in accordance with the law of the State of Maryland. With respect to awards granted under the Plan that are intended to qualify for the exception under Code section 162(m) for performance-based pay, the terms of the Plan and the Award Agreement shall be construed and administered to give effect to such intention, unless the Committee determines to waive the application of such exception. With respect to awards granted under the Plan that provide for the payment of deferred compensation (within the meaning of Code section 409A), the terms of the Plan and the Award Agreement shall be construed to conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of the compensation in gross income.

(b) REIT Status. The Plan shall be construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No award shall be granted, and with respect to any award granted under the Plan, such award shall not vest, be exercisable, or be settled:

(i) to the extent that the grant, vesting, or settlement of such award could cause the Participant or any other person to be in violation of the ownership limit or any other provision of the Company’s organizing documents; or

(ii) if, in the discretion of the Committee, the grant, vesting, or settlement of such award could impair the Company’s status as a REIT.